                                                               EXHIBIT 1A(9)(ii)


                               SERVICE AGREEMENT


This Application Solutions Services Agreement ("Agreement") is deemed effective as of the 1st day of May, 1999, and is entered into by and between PMSI Services, Inc. ("PMSI") a Corporation having its principal place of business at 204 Woodhew Drive, Waco, Texas 76712 and Sage Life Assurance of America, Inc., ("Customer") with its principal place of business at 300 Atlantic Street, 3rd Floor, Stamford, CT 06901.

PMSI and Customer agree as follows:

1. TERM:
   -----

  1.1 1.1 The term of this Agreement shall commence upon the effective date in the first paragraph of this Agreement and shall continue through December 31, 2001.

2. PMSI'S SERVICES:
   ----------------

  2.1  Implementation Period The "Implementation Period" shall begin on this
  ---  ---------------------
       Agreement's effective date and will end on the date PMSI notifies Customer that PMSI has completed implementing the automated portion of the services to be provided hereunder. During the Implementation Period, PMSI shall prepare to perform the "Application Solutions Services" as defined below. These Preparation Services will include creating electronic images of Customer's pre-approved insurance applications, appropriate state variations, consent forms and paramedical forms. All Preparation Services will be performed in accordance with the assumptions and limitations delineated in Exhibit I to this Agreement. Customer shall assist PMSI during the Implementation Period by gathering the appropriate data information, background, and other facts and approvals as needed to enable PMSI to perform the Preparation Services and Application Solutions Services pursuant to this Agreement and providing such to PMSI.

  2.2  Application Solutions Services:
  ---  ---------------------------------

       Application Services and Application Solutions Services shall mean: Upon
       -------------------------------------------------------------------
       PMSI's notifying Customer that PMSI is ready to commence receiving life insurance applications on behalf of Customer and Customer's subsidiary life insurance company, Sage Life Assurance Company of New York ("Sage NY"), PMSI will receive names, phone numbers, addresses and other relevant information of a prospective insured directly from Customer or insurance producers appointed by Customer ("Producers"), including the signature of each prospective insured authorizing the commencement of the Application Services process and access to the medical records of each prospective insured. PMSI will order an MIB inquiry and if the MIB search results are clear (indication of no record), PMSI will notify Customer's Producer and a binding agreement ("Quick Issue Report") will be sent to the Producer by PMSI on behalf of Customer, subject to Customer's underwriting limits provided to PMSI in writing. If the MIB search results in a hit (indication of impairment or other adverse condition), PMSI will contact the Producer to facilitate the scheduling of a telephone interview with prospective insureds. Through telephone interviews, PMSI shall elicit necessary information to prepare an Application Report regarding applicants. PMSI will order on behalf of Customer other third party information gathering services, and Customer shall pay such third parties directly for such services. PMSI will either forward electronically or print and mail a copy of each Application Report and other required forms approved by Customer to a paramedic organization from list set forth on Exhibit II to this Agreement. After the paramedic organization receives the documents from PMSI, the paramedic organization will contact the prospective insured for the standard paramedic services in gathering data to be utilized by PMSI in making its Underwriting Recommendation with respect to the prospective insured. The paramedic organization will be responsible for having each prospective insured review and sign the Application Report. The paramedic organization will then return all the completed applications and forms to PMSI. PMSI will review the Application Report returned by the paramedic organization and PMSI will then perform certain ministerial functions pursuant to Customer's written underwriting guidelines provided to PMSI, and prepare an Underwriting Recommendation ("Underwriting Recommendation"), if necessary. The completed Application Report and Underwriting Recommendation will be forwarded to Customer's third party administrator, ("TPA"), for the TPA to perform policy issue and delivery or take other appropriate action if policy issue is not recommended. PMSI will provide all adverse underwriting action notifications directly to prospective insureds (by way of form letters preapproved by Customer) and shall notify TPA of each such action promptly thereafter.

  2.3  Claims Services shall mean: Upon appropriate notification of an insurance
       ---------------
       claim from the Customer, PMSI will forward a claimant statement to the beneficiary for completion. PMSI will notify all appropriate parties including the TPA and reinsurer and request the original policy file. PMSI will review the file to determine Customer's requirements to process the claim. If the claim is within the contestable period, PMSI may order on behalf of Customer other third party information gathering services in PMSI's discretion, and Customer shall pay such third parties directly for such services. After review of the complete file, PMSI will prepare a Claim Recommendation and forward to TPA for payment or declination.

  2.4 PMSI will provide the Telepro services as provided in Exhibit III attached hereto.

3. DUTIES OF CUSTOMER
   ------------------

  3.1 Customer shall provide the data necessary, in a timely way and in a format acceptable to PMSI, for PMSI to perform the Application Solutions Services.

  3.2 Apart from those Claims Services specifically described in subsection 2.3 Customer acknowledges that PMSI assumes no risk or responsibility for Customer's claims administration, claim payment, or claim recovery.

  3.3 Customer acknowledges that PMSI assumes no insurance risk for any of Customer's policyholders/insureds or any of the parties named in this Agreement.

  3.4 Customer will provide PMSI with the information and specifications necessary to perform the Application Solutions Services and Claims Services, including but not limited to paramedic organizations, corporate and subsidiary logos (if applicable), style and specifications of printed documents such as insurance pre-applications and applications, and all other information and specifications necessary to perform the Application Solutions Services and Claims Services.

  3.5 Customer shall appoint a project manager with sufficient authority within Customer's organization to facilitate Customer's role as PMSI performs the Application Solutions Services and Claims Services.

  3.6 Customer shall be responsible for entering all agreements with the paramedic organizations listed on Exhibit II hereto. The paramedic organizations will invoice Customer for performing paramedic services for Customer. PMSI is not responsible for electing to utilize one paramedic organization over another, and is merely acting as Customer's agent in this context. PMSI shall not be responsible to Customer for any acts or omissions to act of the paramedic organizations.

4. AUDIT PROVISIONS
   ----------------

  4.1 PMSI shall maintain records of the Application Solutions Services performed on behalf of Customer hereunder in accordance with generally accepted accounting practices. In addition, PMSI shall maintain records of the data utilized to perform the Application Solutions Services until two (2) years following the earlier of: (i) the date of final payment for the Application Solutions Services with respect to such records are maintained, or (ii) the period to which such data relates, unless such records are earlier returned to Customer. At Customer's expense, Customer and an auditor selected by Customer may have access to such records retained by PMSI relative to the Application Solutions Services performed by PMSI on behalf of Customer upon 10 days prior written notice for the purposes of verifying PMSI's compliance with Customer's underwriting guidelines during normal business hours during the full term of this Agreement and during the respective periods in which PMSI is required to maintain such records.

  4.2 As necessary as determined by PMSI, PMSI shall have the right, at its expense and upon ten (10) days prior written notice to Customer to audit Customer-provided facts and figures in order to independently verify any information provided by Customer. Such audit will occur during Customer's normal business hours.

5. PRICE AND PAYMENT
   -----------------

  5.1 Customer agrees to pay PMSI the following amounts in consideration of PMSI's performing the services herein.

  5.2 Customer shall pay PMSI monthly insurance application processing charges for the Quick Issue Reports, Application Reports, and Underwriting Recommendations requested by Customer or Producers. The insurance application processing charges shall equal the number of various reports and recommendations provided in a month times the applicable Charge-per-Report. Quick Issue Reports shall be deemed serviced and a Charge-per-Quick Issue Report equal to $24.00 shall apply when PMSI completes and forwards each such Quick Issue Report to Customer or Producer. For each Application Report required but not concluded, Customer shall pay PMSI a minimum Charge-per-Application Report of $20.00 upon termination by PMSI of its efforts to contact each such prospective insured. Application Report requests shall be deemed serviced and a Charge-per-Application Report equal to $45.00 per Application Report shall apply when PMSI completes an interview with an insurance applicant. When PMSI is required to perform multiple interviews for an Application Report, Customer shall pay PMSI a Charge-per-Application Report equal to $45.00 for completion of each interview. A charge equal to $35.00 shall apply to each Underwriting Recommendation provided relating to an Application Report.

  5.3 A charge equal to $35.00 shall apply to each Claim Recommendation provided.

  5.4  In consideration for the Preparations Services, as described in Section
       2.1 and Exhibit I a surcharge of $23.00 shall be assessed to each Quick Issue Report and to each Application Report for the first 3,600 of such reports provided by PMSI.

  5.5 For the purposes of this Agreement, "Quarter" shall mean three (3) consecutive calendar months of a calendar year. The first Quarter under this Agreement shall commence on May 1, 1999. On or before the 15th day of each Quarter, Customer shall provide PMSI with a written projection of the number of all Services which Customer estimates it will order from PMSI during each month of such Quarter. Notwithstanding anything to the contrary, Customer agrees to order an aggregate Minimum Amount of Services during each Quarter of this Agreement that will equal or exceed as follows:

        --------------------------------------------------------
        Quarter                                Dollar Amount
        --------------------------------------------------------
        Quarter I                              $  6000.00
        --------------------------------------------------------
        Quarter 2                              $ 8,000.00
        --------------------------------------------------------
        Quarter 3-12                           $12,000.00
        --------------------------------------------------------

       Customer agrees to pay and shall be invoiced for actual amount ordered plus the difference between the aggregate Minimum Amount and the aggregate actual amount ordered in all Quarters. These Minimum Amount requirements shall not apply prior to May 1, 1999.

  5.6 For PMSI's providing Preparation Services during the Implementation Period which go beyond those described in Section 2.1 and Exhibit I, and any other business or computer consulting analysis, programming or training necessary hereunder, or resulting from statutory or regulatory change, Customer shall pay PMSI on a time and materials basis at the rate of $8,500.00 per person month during the term of this Agreement, or an equitable fraction thereof for Preparation Services rendered in lesser increments of time.

  5.7 Customer shall pay PMSI under this Agreement on a monthly basis as any and all of the services hereunder are performed and invoiced by PMSI. All amounts due PMSI are stated and payable in United States currency. Customer shall pay a late charge on any amount which remains unpaid after thirty days of PMSI's mailing of PMSI's invoice. The late charge shall be computed daily at the lesser of (i) 1.5% per month, or (ii) the highest rate permitted by law.

  5.8 In the event a communications, hardware or postal vendor supplying a service or product to PMSI required for PMSI to provide the Application Solutions Services to Customer increases its rates charged to PMSI, PMSI may increase the contracted rates set forth herein by an amount not exceeding the amount of such increases.

  5.9 The Application Solutions Services rates may increase if changes in the Applications Solutions Services mutually agreed to in writing substantially alter the servicing personnel, equipment, or result in the servicing being done.

  5.10 When Customer requests PMSI personnel to travel to any location for the purpose of performing work under this Agreement, Customer will, in addition to the charges specified herein, pay PMSI for all reasonable travel, living, and out-of-pocket expenses. In addition to the charges specified herein, Customer shall pay PMSI for any telecommunication, data center,and data transfer charges, and all other charges, which PMSI incurs while performing any work specific to Customer under this Agreement.

  5.11 Customer agrees to pay all tariffs and taxes that are now or may become applicable to the services rendered hereunder, any equipment used by PMSI solely to service Customer, the communication lines, PMSI's transmission of data, and any communications equipment use, lease, operation, control, transportation or value in connection with this Agreement, or as measured by payments made by Customer to PMSI under this Agreement, or as required to be collected by PMSI or paid by PMSI to tax authorities based upon PMSI's Agreement with Customer. This provision includes but is not limited to sales, use, and personal property taxes, or any other form of tax based on services performed, equipment used, and the communication or storage of data, but does not include taxes based upon the net income of PMSI.

  5.12 Customer shall pay PMSI at the following rates in consideration for PMSI's providing Customer with the Telepro and Telepro Plus Reports as shown Exhibit III:

     (i) When records are received from a medical facility, Customer shall pay PMSI for each Telepro Report a service fee of $20.00 plus any medical record fee and/or search fee charged to PMSI by the medical facility providing the records. PMSI shall not enter into any agreement for the payment of medical record or search fees except as an agent for Customer; Customer acknowledges that Customer is responsible for the ultimate settlement of all medical record and search fees incurred pursuant to this Agreement.

    (ii) In the event records are not received from a medical facility, Customer shall pay PMSI a service fee of $12.00 for each Telepro Report that indicates no record; and

   (iii) Customer shall pay PMSI a service fee of $12.00 for each Telepro Plus Report that is ordered in connection with a Telepro Report.

6. LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS
   --------------------------------------------

  6.1 This Agreement grants to Customer no right to possess or reproduce the computer software programs performing all or any part of the Application Services or their specifications including the Platform (collectively referred to herein as ("Software") in any tangible or intangible medium. In the event Customer shall come into possession of any of the Software, Customer shall immediately notify PMSI and return the Software and all copies of any kind thereof to PMSI upon PMSI's request. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, use, transfer, license or sublicense the Software nor allow any person, firm or corporation to transmit, copy, or reproduce the Software in whole or in part in any manner.

  6.2 In the event Customer gains access to any of the Software, Customer promises and agrees not to use, or disclose or otherwise make any of the Software available to any person, other than employees of Customer required to have such knowledge for the sole purpose of utilizing the Application Solutions Services hereunder. Customer agrees to obligate each such employee to a level of care sufficient to protect the Software from unauthorized disclosure. THE OBLIGATIONS OF CUSTOMER UNDER THIS ARTICLE SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.

  6.3 PMSI promises and agrees not to disclose or otherwise make information concerning Customer's clients', insureds', and beneficiaries' identities, claims, medical records, benefits, rates, agents, financial information or specific product information ("Confidential Information") available to any person other than to Customer, Customer's employees and Producers or other parties required to receive disclosure to enable PMSI to perform Application Solutions Services and Claims Services under this Agreement, subject to applicable law. PMSI agrees to obligate PMSI's employees receiving disclosure to a level of care sufficient to protect Customer's Confidential Information. THE OBLIGATIONS OF PMSI UNDER THIS ARTICLE SHALL CONTINUE AFTER THIS AGREEMENT IS TERMINATED.

7. TERMINATION
   -----------

  7.1 During the first 12 full months of this Agreement and thereafter, either party may terminate this Agreement only for cause because of a material breach by the other party of any one or more of the terms and conditions of this Agreement, provided the party in breach is notified in writing by the other party of the breach, and the breach is not cured or a satisfactory resolution is not agreed upon in writing within thirty (30) days of such written notification. After the first 12 full months of this Agreement, Customer may terminate this Agreement without cause if Customer gives PMSI at least six (6) months prior written notice of termination and simultaneously pays PMSI any outstanding amounts owed for Preparation Services as described in Section 5.4 plus a simple interest rate of the then current prime rate plus two percent.

  7.2 In the event either party makes a general assignment for the benefit of creditors or files a voluntary petition in bankruptcy or petitions for reorganization or arrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against either party and remains undismissed for a period of thirty (30) days, or if a receiver or trustee is appointed for all or any part of the property and assets of either party, the other party may immediately terminate this Agreement.

8. LIMITATION OF LIABILITY AND REMEDIES
   ------------------------------------

  8.1 IF DATA IS PROCESSED IN ERROR DUE TO AN ERROR OR DEFECT IN ANY SERVICE PROVIDED BY PMSI, THEN UPON PMSI RECEIVING NOTICE OF SUCH ERROR OR DEFECT, PMSI SHALL REPROCESS SUCH DATA WITHOUT CHARGE TO CUSTOMER.

  8.2  EXCEPT FOR VIOLATIONS OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN
       SECTION 6 OF THIS AGREEMENT, PMSI'S TOTAL AGGREGATE LIABILITY FOR DAMAGES ARISING FROM BREACHES OF THIS AGREEMENT AND ERRORS, OMISSIONS AND DEFECTS IN THE ANY SERVICES (WHETHER IN TORT OR CONTRACT, LAW OR EQUITY) SHALL BE LIMITED TO AN AMOUNT NOT TO CUMULATIVELY EXCEED $300,000.00.

  8.3 THE PARTIES AGREE THAT THIS IS A SERVICES AGREEMENT, AND THAT EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO OTHER RIGHTS, REMEDIES, OR WARRANTIES INCLUDING BUT NOT LIMITED TO, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

  8.4  EXCEPT FOR VIOLATIONS OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN
       SECTION 6 OF THIS AGREEMENT, NEITHER PMSI NOR CUSTOMER SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, PAYMENTS TO THIRD PARTIES, COST OF COVER OR OTHER ECONOMIC LOSS ARISING OUT OF THIS AGREEMENT OR ANY SERVICES WHETHER SUCH LIABILITY ARISES IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), LAW OR EQUITY, OR OTHERWISE.

  8.5 PMSI SHALL NOT BE LIABLE OR DEEMED TO BE IN DEFAULT FOR ANY DELAY OR FAILURE IN PERFORMANCE UNDER THIS AGREEMENT OR INTERRUPTION OF SERVICE RESULTING, DIRECTLY OR INDIRECTLY, FROM ACTS OF GOD, CIVIL OR MILITARY AUTHORITY, LABOR DISPUTES, SHORTAGES OF SUITABLE PARTS, MATERIALS, LABOR OR TRANSPORTATION, OR ANY SIMILAR EVENT BEYOND THE REASONABLE CONTROL OF PMSI.

  8.6 CUSTOMER AGREES TO INDEMNIFY, DEFEND, AND HOLD PMSI HARMLESS FROM ANY LIABILITY, LOSS, COST, CLAIM OR DAMAGE SUFFERED BY PMSI RELATIVE TO PERSONAL INJURY OR PROPERTY DAMAGE (INCLUDING LEGAL EXPENSES AND ATTORNEY'S FEES), CAUSED BY THE NEGLIGENCE OR MISCONDUCT OF CUSTOMER AND/OR ITS DIRECTORS OR EMPLOYEES, AND CUSTOMER'S CLAIM ADMINISTRATION, PAYMENT, AND RECOVERY PROCESS, EXCEPT TO THE EXTENT OF PMSI'S INVOLVEMENT IN CUSTOMER'S CLAIM ADMINISTRATION, PAYMENT AND RECOVERY PROCESSES.

  8.7 SUBJECT TO ARTICLES 8.1, 8.2, 8.3, 8.4, AND 8.5 HEREIN PMSI AGREES TO INDEMNIFY, DEFEND, AND HOLD CUSTOMER HARMLESS FROM ANY LIABILITY, LOSS, COST, CLAIM OR DAMAGE SUFFERED BY CUSTOMER (INCLUDING LEGAL EXPENSES AND ATTORNEY'S FEES), CAUSED BY THE NEGLIGENCE OR MISCONDUCT OF PMSI AND/OR ITS DIRECTORS OR EMPLOYEES.

  8.8 IF A THIRD PARTY CLAIMS THAT ANY SOFTWARE SUPPLIED BY PMSI, IF ANY, INFRINGES ON A TRADEMARK, SERVICE MARK, COPYRIGHT OR PATENT, PMSI WILL INDEMNIFY AND DEFEND CUSTOMER AND HOLD CUSTOMER HARMLESS AGAINST THAT CLAIM, PROVIDED CUSTOMER HAS LAWFUL POSESSION OF THE SOFTWARE, HAS NOT DIRECTLY OR INDIRECTLY CAUSED SUCH CLAIM TO ARISE, AND NOTIFIES PMSI IN WRITING AS SOON AS REASONABLY POSSIBLE AFTER CUSTOMER BECOMES AWARE OF SUCH CLAIM OR ALLEGATION OF TRADEMARK, SERVICE MARK, COPYRIGHT OR PATENT INFRINGEMENT. PMSI WILL CONTROL THE DEFENSE OF THE INFRINGEMENT CLAIM; HOWEVER, PMSI AGREES THAT THE DEFENSE OF THE INFRINGEMENT SUIT OR CLAIM WILL ALSO PROTECT THE INTERESTS OF CUSTOMER. ANY SETTLEMENT OF THE INFRINGEMENT SUIT OR CLAIM WILL INCLUDE CUSTOMER.

  8.9 IF ANY DISPUTE ARISES RELATED TO THIS AGREEMENT OR ANY TRANSACTION GOVERNED BY IT, SENIOR EXECUTIVES OF BOTH PARTIES, WITH AUTHORITY TO SETTLE THE DISPUTE WILL MEET TO ATTEMPT TO RESOLVE THE DISPUTE BEFORE RESORTING TO FORMAL LEGAL ACTION. THIS MEETING WILL BE HELD REASONABLY PROMPTLY AT THE REQUEST OF EITHER PARTY IN THE OFFICES OF THE NONREQUESTING PARTY.

  8.10 CUSTOMER AND PMSI AGREE THAT THIS ARTICLE SHALL SURVIVE THE TERMINATION OF THE AGREEMENT.

9. GENERAL
   -------

  9.1 Customer and PMSI agree that while this Agreement is in effect, neither will directly or indirectly induce any employee of the other to terminate his or her employment; nor will either, without the prior written consent of the other, knowingly offer employment to any employee of the other, or to former employees during the six (6) month period immediately following such employee's termination.

  9.2 All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be either delivered in person or sent by certified mail, return receipt requested, to the address set forth herein or to such other address as the parties may from time to time designate in writing for such purposes. Notices shall be deemed to have been given at the time when personally delivered or, if mailed in a certified post-paid envelope, upon the fifth day after the date such notice shall be postmarked. All notices to PMSI shall be addressed to the attention of the Executive Vice President. All notices to Customer shall be addressed to the attention of the President.

  9.3 Each party covenants and promises not to issue press releases or disclose the terms and conditions of this Agreement to any third party, except as required by a court of law or as expressly consented to by the other party, which consent shall not be unreasonably withheld.

  9.4 This Agreement and the Exhibits attached hereto are incorporated by reference herein, and making a part hereof: (a) constitute the entire Agreement between the parties and supersede and merge any and all prior discussions, representations, negotiations, correspondence, writings and other agreements and together state the entire understanding and Agreement between PMSI and Customer with respect to the services described herein; (b) may be amended or modified only in writing agreed to and signed by PMSI and Customer; and (c) shall be deemed to have been entered into and executed in the State of Texas and shall be construed, performed and enforced in all respects in accordance with the laws of that State without regard to its conflict of law provisions.

  9.5 Neither party hereto shall be deemed to have waived any rights or remedies accruing to it hereunder unless such waiver is in writing and signed by such party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of said right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently.

  9.6 The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of this Agreement.

  9.7 Wherever the singular if any term is used herein it shall be deemed to include the plural wherever the plural thereof may be applicable.

  9.8 Customer shall not assign this Agreement or any of its rights hereunder without the prior written consent of PMSI.

  9.9 If any provision of this Agreement or any Exhibit hereto or the application thereof to any party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

  9.10 All underwriting and claims files relating to applicant, insureds, prospective insureds, contractowners, beneficiaries and claimants, whether developed by PMSI or delivered to PMSI by Customer for provision of Services, shall be and remain the property of Customer or Sage NY, as the case may be. PMSI may retain such files for the duration of any Services it is providing with respect to the file and for ninety (90) days thereafter. At that point, PMSI shall forward the file and all of its contents to any person or entity as designated by Customer. Customer shall bear all shipping costs.

  9.11 PMSI shall limit access to the files to those PMSI employees who reasonably need access to perform the Services described herein. PMSI shall institute such measures with respect to limitation of access and confidentiality of medical, genetic testing, alcohol and drug abuse, AIDS and HIV, and consumer credit records as is necessary to comply with relevant state and federal law.

  9.12 PMSI shall cooperate with Customer to develop and implement procedures necessary to obtain for Customer access to the services of the Medical Information Bureau, Inc. ("MIB"). Thereafter, PMSI shall conduct its activities in the performance of the Services in compliance with Customer's written Plan of Operation with MIB as such is provided to PMSI. PMSI shall also cooperate with Customer and MIB with respect to any internal audits necessary to comply with the MIB Plan of Operations, and with respect to any audit performed by MIB to monitor Customer's compliance with its MIB Plan of Operations.

  9.13 PMSI shall promptly notify Customer if its operations become the subject of any investigation or inquiry related to Customer's Confidential Information by any state of federal regulatory authority having jurisdiction over persons or entities engaging in the insurance or securities business. (Such obligation shall not extend to investigations or inquiries arising out of complaints made by individuals who are applicants for insurance or insureds or prospective insureds or beneficiaries or claimants.) To the extent it may be permitted to do so, PMSI shall share with Customers copies of any reports, recommendations, orders, subpoenas or other written documents or memoranda relating to such investigation or inquiry.

  9.14 PMSI acknowledges that Customer is developing an internet web site ("Site"), the purpose of which will be to, among other things, (a) provide general information about Customer and its products, (b) allow registered representatives, contractowners, and the general public to access information regarding variable account unit values and offerings and fixed account interest rate offerings, (c) allow contractowners to access values and other information regarding their own contracts and make investment allocations and other changes, and (d) allow registered representatives and Customer's home office personnel to access information regarding underwriting status. PMSI agrees to cooperate with Customer, and any third parties customer has engaged, to enable them to develop the Site and to provide reasonable access to all of the information they may need to develop the Site. Furthermore, PMSI agrees that it will perform the Application Services and Applications Solutions Services described in Section 2.2 hereof, and the Claims Services described in Section 2.3 hereof, via the Site and the internet to the extent Customer has built the capability into the Site, and to the extent registered representatives and applicants actually use it for its intended purposes. For any development work related to an Internet web site performed by PMSI, Sage Life will pay for professional services on a time and materials basis as described in Section 5.6.

PMSI AND CUSTOMER CERTIFY BY THEIR UNDERSIGNED AUTHORIZED AGENTS THAT THEY HAVE READ THIS AGREEMENT, INCLUDING ALL EXHIBITS HERETO, AND AGREE TO BE BOUND BY THEIR TERMS AND CONDITIONS.


PMSI Services, Inc.                      Sage Life Assurance of America, Inc.


BY: _____________________________        BY: ____________________________
        (AUTHORIZED SIGNATURE)                   (AUTHORIZED SIGNATURE)
      (in non-black ink, please)               (in non-black ink, please)

    _____________________________            ____________________________
               (NAME)                                  (NAME)

    _____________________________            ____________________________
               (TITLE)                                 (TITLE)

    _____________________________            ____________________________
          (EXECUTION DATE                          (EXECUTION DATE)

                                   EXHIBIT I

                                     to the

                               SERVICE AGREEMENT

                                 by and between

                              PMSI, Services Inc.

                                      and

                      Sage Life Assurance of America, Inc.

                        dated effective: January 1, 1999
                              PREPARATION SERVICES
                              --------------------

Customer agrees to (i) pay PMSI pursuant to Section 5.4 of the Agreement for Preparation Services described below and in Section 5.2 performed by PMSI and
(ii) pay PMSI pursuant to Section 5.6 of the Agreement for services performed in addition to the tasks delineated below.

 .  PMSI will initially establish a Platform for one (1) Single Payment Variable
   Life and one (1) Flexible Premium Variable Universal Life product of Customer. PMSI acknowledges that Customer's riders and benefits include an Accidental Benefit rider, an Accelerated Death Benefit rider, a Change of Insured rider and a Waiver of Surrender Charge rider.

 . Two (2) applications will be supported with an undetermined number (at this time) of state forms variations. This estimate is based on supporting two applications with various state forms variations. Customer will verify and notify PMSI during the Implementation Period whether PMSI's use of overflow pages for the risk details on behalf of Customer will be in compliance with Customer's applications currently approved. This estimate is based on using overflow pages to print the risk details.

 .  Customer will work with PMSI to provide the "drill-down" scripts necessary to interview applicants and gain additional information when necessary. The
                                                                        ---
   development of these scripts is not included in this cost.
   ----------------------------------------------------------

 .  Data exported to Customer will be in the PMSI standard export format.
   Interface to Customer's new business system, and the costs thereof, is the responsibility of the Customer. If the Customer requires a customized export record, an additional 3 to 4 person months may be required in addition to this estimate.


This estimate does not include the work effort required to perform forms
                   ---
composition for Customer.

                                   EXHIBIT II

                                     to the

                               SERVICE AGREEMENT

                                 by and between

                              PMSI Services, Inc.

                                      and

                      Sage Life Assurance of America, Inc.

                        dated effective: January 1, 1999
                        APPROVED PARAMEDIC ORGANIZATIONS
                        --------------------------------


     The following are the paramedical organizations Customer has entered into agreements with for providing paramedical services for Customer pursuant to the Agreement:


     EMSI  John Utley, Sr., President & CEO
     1111 W. Mockingbird Lane, 4th Floor
     Dallas, TX 75247

     . Customer reserves the right to amend this list at any time and for any reason upon providing PMSI a revised copy of this Exhibit II.

                                  EXHIBIT III

                                     TO THE

                               SERVICE AGREEMENT

                                 By and between

                              PMSI Services, Inc.

                                      And

                      Sage Life Assurance of America, Inc.

                       Dated effective:  January 1, 1999
                                TELEPRO SERVICES
                                ----------------


This Exhibit is incorporated into and made a part of the Application Solutions Services Agreement between PMSI and Customer.

1. Definitions:

    The following words will have the following meanings:

    1.1. Telepro Report: A report consisting of Attending Physician Statements ("APS") relating to a potential insured of Customer.

    1.2. Telepro Plus Report: A report containing information obtained from either Customer's insurance agent or an applicant for insurance.

2. Services

    2.1. PMSI will receive requests from Customer to provide to Customer APS from Customer specified medical facilities for potential insureds of Customer. PMSI will contact the medical facility to verify the existence of records on the prospective insureds. PMSI will continue follow-up with the medical facility to obtain the requested records which constitutes a Telepro Report for up to forty-three (43) days from the initial request, unless Customer requests further inquiry by PMSI. PMSI will forward each Telepro Report to Customer via overnight mail, regular U.S. mail or electronically upon receipt of a record from the medical facility. Customer agrees to pay PMSI for the mailing costs incurred by PMSI unless the parties mutually agree otherwise.

3. Customer acknowledges and agrees that PMSI will attempt to utilize guidelines and criteria as clearly specified in writing by Customer in providing the ministerial functions under this Agreement, which include but are not limited to any recommendations made by PMSI, in connection with PMSI's providing Telepro and Telepro Plus Reports. Customer agrees that Customer is responsible to make any managerial or discretionary decisions that may be based on any Telepro and Telepro Plus Report or any recommendation in a Telepro or Telepro Plus Report. Customer further acknowledges and agrees that PMSI is not providing any discretionary functions or services on behalf of Customer hereunder and if Customer is in the insurance business, PMSI assumes no (i) insurance risk for any of Customer's policyholders/insureds or (ii) risk or responsibility for Customer's underwriting decisions, claims administration, claim payment, or claim recovery.